Exhibit (99.2)

ISSN 1718-8369

Volume 3, number 12	June 23, 2009

PRELIMINARY AS AT MARCH 31, 2009

Note to the reader: Preliminary results for 2008-2009

The results published as at June 23, 2009, regarding the fiscal year ended March 31, 2009, are preliminary. These preliminary results will be reviewed to reflect additional information obtained until the time the financial statements are closed. The final results will be presented in the 2008-2009 Public Accounts.

Budgetary balance

•                  The preliminary results for 2008-2009 show that, for the purposes of the Balanced Budget Act, the budget is balanced.

•                  As at March 31, 2009, there is a deficit of $1.3 billion. In addition to this deficit, there are also, in particular, payments to the Generations Fund of $587 million.

•                  To balance the budget, an amount of $2 086 million will be drawn from the budgetary reserve of $2 301 million. This amount drawn from the budgetary reserve is $80 million more than what was forecast in the budget.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

	April to March			March 2009 Budget
					Growth
	2007-2008	2008-2009	Changes	2008-2009%
BUDGETARY REVENUE
Own-source revenue	49 464	48 812	- 652	48 555	- 1.8
Federal transfers	13 629	14 041	412	13 924	2.2
Total	63 093	62 853	- 240	62 479	- 1.0
BUDGETARY EXPENDITURE
Program spending	- 54 826	- 58 236	- 3 410	- 57 400	4.7
Debt service	- 7 021	- 6 498	523	- 6 589	- 6.2
Total	- 61 847	- 64 734	- 2 887	- 63 989	3.5
NET RESULTS OF CONSOLIDATED ENTITIES [1]	404	533	129	205	—
SURPLUS (DEFICIT)	1 650	- 1 348	- 2 998	- 1 305	—
BALANCED BUDGET ACT
Generations Fund [2]	- 449	- 587	- 138	- 569	—
Interest income allocated to the budgetary reserve	—	- 19	- 19	—	—
Deposit in the Generations Fund from the budgetary reserve	- 200	- 132	68	- 132	—
Budgetary reserve	- 1 001	2 086	3 087	2 006	—
BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	0	0	0	0	—

(1)	Includes the net results of the non-budget-funded bodies, the special funds, the health and social services and the education networks, and the Generations Fund.
(2)	The budgetary balance for the purposes of the Balanced Budget Act excludes the results of the Generations Fund.

Budgetary revenue

•                  For 2008-2009, total budgetary revenue amounts to $62.8 billion, a decline of $240 million compared with the results for 2007-2008.

•                  Own-source revenue stands at $48.8 billion, $652 million less than as at March 31, 2008. Own-source revenue excluding government enterprises amounts to $43.8 billion, a decline of $653 million compared to 2007-2008. This decline in revenue is attributable to the slowdown in economic growth and the impact of the fiscal measures announced in recent budgets, including:

•  the personal income tax cut in effect since January 1, 2008;

•  the reduction in the capital tax rate.

•                  Federal transfers amount to $14.0 billion for the 12 months of fiscal year 2008-2009, an increase of $412 million compared to last year.

Budgetary expenditure

•                  As at March 31, 2009, total budgetary expenditure amounts to $64.7 billion, an increase of $2.9 billion compared to last year.

•                  Program spending rose by $3.4 billion compared to 2007-2008 and stands at $58.2 billion. The most significant changes are in the Health and Social Services ($1.5 billion), Education and Culture ($922 million), and Economy and Environment missions ($591 million).

•                  Debt service amounts to $6.5 billion, down $523 million compared to 2007-2008.

Consolidated entities

•                  For 2008-2009, the net results of consolidated entities show a surplus of $533 million, i.e. $129 million more than for last year.

Generations Fund

•                  Payments to the Generations Fund reached $719 million, including the additional payment of $132 million from the budgetary reserve.

Net financial requirements

•                  For 2008-2009, consolidated net financial requirements amount to $231 million.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	April to March
	2007-2008	2008-2009	Changes
BUDGETARY REVENUE
Own-source revenue	49 464	48 812	- 652
Federal transfers	13 629	14 041	412
Total	63 093	62 853	- 240
BUDGETARY EXPENDITURE
Program spending	- 54 826	- 58 236	- 3 410
Debt service	- 7 021	- 6 498	523
Total	- 61 847	- 64 734	- 2 887
NET RESULTS OF CONSOLIDATED ENTITIES	404	533	129
SURPLUS (DEFICIT)	1 650	- 1 348	- 2 998
Generations Fund	- 449	- 587	- 138
Deposit in the Generations Fund from the budgetary reserve	- 200	- 132	68
Interest income allocated to the budgetary reserve	—	- 19	- 19
Budgetary reserve	- 1 001	2 086	3 087
BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	0	0	0
Generations Fund	449	587	138
Interest income allocated to the budgetary reserve	—	19	19
CONSOLIDATED BUDGETARY BALANCE	449	606	157
Consolidated non-budgetary surplus (requirements)	- 1 156	- 837	319
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	- 707	- 231	476

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	March			April to March
			Changes			Changes
Revenue by source	2008	2009	%	2007-2008	2008-2009%

BUDGETARY REVENUE
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 624	1 038	- 36.1	18 648	17 934	- 3.8
Contributions to Health Services Fund	485	515	6.2	5 404	5 620	4.0
Corporate taxes	541	927	71.3	4 819	4 122	- 14.5
Consumption taxes	864	1 065	23.3	12 962	13 330	2.8
Other sources	236	285	20.8	2 606	2 780	6.7
Total	3 750	3 830	2.1	44 439	43 786	- 1.5
Revenue from government enterprises	600	437	- 27.2	5 025	5 026	0.0
Total own-source revenue	4 350	4 267	- 1.9	49 464	48 812	- 1.3
Federal transfers
Equalization	597	669	12.1	7 160	8 028	12.1
Health transfers	376	298	- 20.7	3 925	3 740	- 4.7
Transfers for post-secondary education and other social programs	160	97	- 39.4	1 516	1 267	- 16.4
Other programs	142	179	26.1	1 028	1 006	- 2.1
Total federal transfers	1 275	1 243	- 2.5	13 629	14 041	3.0
TOTAL BUDGETARY REVENUE	5 625	5 510	- 2.0	63 093	62 853	- 0.4

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	March			April to March
			Changes			Changes
Expenditures by mission	2008	2009	%	2007-2008	2008-2009%
BUDGETARY EXPENDITURE
Program spending
Health and Social Services	2 594	2 420	- 6.7	24 055	25 521	6.1
Education and Culture	1 245	1 496	20.2	14 153	15 075	6.5
Economy and Environment	965	1 141	18.2	6 611	7 202	8.9
Support for Individuals and Families	499	505	1.2	5 368	5 490	2.3
Administration and Justice	639	599	- 6.3	4 639	4 948	6.7
Total program spending	5 942	6 161	3.7	54 826	58 236	6.2
Debt service	628	445	- 29.1	7 021	6 498	- 7.4
TOTAL BUDGETARY EXPENDITURE	6 570	6 606	0.5	61 847	64 734	4.7

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.